UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

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                                  SCHEDULE 13G

                  Under the Securities and Exchange Act of 1934

                               (Amendment No. 1)*


                            FLAMEL TECHNOLOGIES, S.A.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                 Ordinary Shares
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   338488 10 9
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 2004
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

          [_] Rule 13d-1(b)

          [X] Rule 13d-1(c)

          [_] Rule 13d-1(d)

----------
* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.338488 10 9                 13G                      Page 1 of 4 Pages


--------------------------------------------------------------------------------
1. NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)


         Knoll Capital Management, LP
--------------------------------------------------------------------------------
2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) [_] (b) [X]
                                                                    Joint Filer
--------------------------------------------------------------------------------
3. SEC USE ONLY



--------------------------------------------------------------------------------
4. CITIZENSHIP OR PLACE OF ORGANIZATION


         Delaware
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           0
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          1,665,374
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         0
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            1,665,374
--------------------------------------------------------------------------------
9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


                  1,665,374
--------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [-]

--------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                  7.8%

--------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON*


                  PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.338488 10 9                 13G                      Page 2 of 4 Pages


--------------------------------------------------------------------------------
1. NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)


         Fred Knoll
--------------------------------------------------------------------------------
2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) [_] (b) [X]
                                                                   Joint Filer
--------------------------------------------------------------------------------
3. SEC USE ONLY



--------------------------------------------------------------------------------
4. CITIZENSHIP OR PLACE OF ORGANIZATION


         USA
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           0
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          1,665,374
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         0
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            1,665,374
--------------------------------------------------------------------------------
9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


                  1,665,374
--------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [-]

--------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                  7.8%

--------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON*


                  IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.338488 10 9                 13G                      Page 3 of 4 Pages


Item 1(a).  Name of Issuer:

                           Flamel Technologies, S.A. (the "Issuer")
            --------------------------------------------------------------------

Item 1(b).  Address of Issuer's Principal Executive Offices:

                           Parc Club Du Moulin A Vent
                           33 Avenue Du Docteur Georges Levy
                           69693 Venissieux Cedex
                           France

            --------------------------------------------------------------------

Item 2(a).  Name of Person Filing:


                           Knoll Capital Management, LP ("KCMLP")
                           Fred Knoll ("Knoll")
            --------------------------------------------------------------------

Item 2(b).  Address of Principal Business Office, or if None, Residence:

                           The principal business address for each of KCMLP and Knoll is 200 Park Avenue, Suite 3900, New York,
                           New York 10166.

            --------------------------------------------------------------------

Item 2(c).  Citizenship:


                           KCMLP is a limited partnership formed and existing under the laws of the State of Delaware.
                           Knoll is a citizen of the United States

            --------------------------------------------------------------------

Item 2(d).  Title of Class of Securities:


                           This statement on Schedule 13G is being filed with respect to the French Ordinary Shares represented by American Depositary Shares ("Ordinary Shares") of the Issuer.
            --------------------------------------------------------------------

Item 2(e).  CUSIP Number:


                           338488 10 9
            --------------------------------------------------------------------

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a: Not Applicable.

     (a)       [_] Broker or dealer registered under Section 15 of the Exchange
                   Act.

     (b)       [_] Bank as defined in Section 3(a)(6) of the Exchange Act.

     (c)       [_] Insurance company as defined in Section 3(a)(19) of the
                   Exchange Act.

     (d)       [_] Investment company registered under Section 8 of the
                   Investment Company Act.

     (e)       [_] An investment adviser in accordance with Rule
                   13d-1(b)(1)(ii)(E);

     (f)       [_] An employee benefit plan or endowment fund in accordance with
                   Rule 13d-1(b)(1)(ii)(F);

     (g)       [_] A parent holding company or control person in accordance with
                   Rule 13d-1(b)(1)(ii)(G);

     (h)       [_] A savings association as defined in Section 3(b) of the
                   Federal Deposit Insurance Act;

     (i)       [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

     (j)       [_] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

CUSIP No.338488 10 9                 13G                      Page 3 of 4 Pages


Item 4.  Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a) Amount beneficially owned:
The information in items 1 and 5 through 11 on the cover pages (pages 2 and 3) on this Schedule 13G is hereby incorporated by reference.
          ----------------------------------------------------------------------

     (b) Percent of class:
The information in items 1 and 5 through 11 on the cover pages (pages 2 and 3) on this Schedule 13G is hereby incorporated by reference.
          ----------------------------------------------------------------------

     (c) Number of shares as to which such person has:

          The information in items 1 and 5 through 11 on the cover pages (pages 2 and 3) on this Schedule 13G is hereby incorporated by reference.

          The 1,665,374 Ordinary Shares of the Issuer covered by this Schedule 13G are beneficially owned by KCMLP as the investment manager for (i) Europa International Inc., an equity fund which holds on the date hereof, 844,189 of such Ordinary Shares and currently exercisable options to purchase 11,000 of such Ordinary Shares, and (ii) Knoll Capital Fund II Master Fund, an equity fund which holds on the date hereof, 799,085 of such Ordinary Shares and currently exercisable options to purchase 11,100 of such Ordinary Shares. Knoll is the principal partner and president of KCMLP.

Item 5.  Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following [ ].

                           Not Applicable
         -----------------------------------------------------------------------

Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.


          As set forth in Item 4(c), the Ordinary Shares covered by this
Schedule 13G are owned by persons other than KCMLP and Knoll, none of whom holds five percent of the class of securities being reported herein.
         -----------------------------------------------------------------------

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.


                           Not Applicable
         -----------------------------------------------------------------------

Item 8.  Identification  and  Classification  of Members of the Group.


                           Not Applicable
         -----------------------------------------------------------------------

Item 9.  Notice of Dissolution of Group.


                           Not Applicable.
          ----------------------------------------------------------------------

Item 10. Certifications.

     (a) The following certification shall be included if the statement is filed pursuant to Rule 13d-1(c):

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: April 20, 2005                               KNOLL CAPITAL MANAGEMENT, LP


                                                    By: /s/ Fred Knoll
                                                        ------------------------
                                                    Name: Fred Knoll
                                                         -----------------------
                                                    Title: President
                                                           ---------------------

Dated: April 20, 2005                               /s/ Fred Knoll
                                                    ----------------------------
                                                    Fred Knoll


Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties for whom copies are to be sent.

Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).

                             JOINT FILING AGREEMENT


         The undersigned acknowledge and agree that the foregoing statement on
Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements. The undersigned acknowledge that each shall be responsible for the timely fling of such amendments, and for the completeness and accuracy of the information concerning it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that it knows or has reason to believe that such information is inaccurate.



Dated: April 20, 2005                               KNOLL CAPITAL MANAGEMENT, LP


                                                    By: /s/ Fred Knoll
                                                        ------------------------
                                                    Name:   Fred Knoll
                                                         -----------------------
                                                    Title: President
                                                           ---------------------

Dated: April 20, 2005                               /s/ Fred Knoll
                                                    ----------------------------
                                                    Fred Knoll